                                                               Exhibit 99B(8)(b)

                   CUSTODY ADMINISTRATION AND AGENCY AGREEMENT

         This AGREEMENT, dated as of the 20th day of January, 1995 made by and between THE ROULSTON FAMILY OF FUNDS, an Ohio Business Trust (the "Trust") operating as an open end management investment company registered under the Investment Company Act of 1940, as amended, duly organized and existing under the laws of the State of Ohio, and FUND/PLAN SERVICES, INC. ("Fund/Plan"), a corporation duly organized and existing under the laws of the State of Delaware (collectively, the "Parties").

                                WITNESSETH THAT:

         WHEREAS, the Trust is authorized by its Declaration of Trust ("Trust Instrument") to issue separate series of shares representing interests in separate investment portfolios (the "Series"), which Series are identified on Schedule "B" attached hereto and which Schedule "B" may be amended from time to time by mutual agreement of the Trust and Fund/Plan; and

         WHEREAS, the Trust desires to retain Fund/Plan to perform certain custody administration services; and

         WHEREAS, the Trust desires that Fund/Plan act as its agent for the specific purpose of taking receipt of, and making payment for, custody services performed on the Trust's behalf by United Missouri Bank, N.A. ("UMB") pursuant to an agreement between UMB and the Trust; and

         WHEREAS, Fund/Plan is willing to serve in such capacity and perform such functions upon the terms and conditions set forth below;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

                        APPOINTMENT OF FUND/PLAN AS AGENT

         SECTION 1. The Trust hereby appoints Fund/Plan as an agent of the Trust, and Fund/Plan hereby accepts such appointment, for the limited purpose of: (i) accepting invoices charged to the Trust for custody services performed by UMB on the Trust's behalf, and (ii) remitting payment to UMB for such services performed in amounts as set forth in Schedule "A" attached hereto.




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                        CUSTODY ADMINISTRATION SERVICES

         SECTION 2.  As Custody Administrator, Fund/Plan shall:

         a) coordinate and process portfolio trades through client terminal links with UMB.
         b)  input and verify portfolio trades
         c)  monitor pending and failed security trades
         d) coordinate communications between brokers and banks to resolve any operational problems
         e) advise the Trust of any corporate action information, address and follow up on any dividend or interest discrepancies
         f)  process the Trusts' expenses
         g) interface with the accounting services provider and the transfer agent to research and resolve custody cash problems
         h)  provide daily and monthly reports

                                  TERM and FEES

         SECTION 3.

                  (a) The initial term of this Agreement shall be for a period commencing on the date of this Agreement and ending on a date two (2) years following the Exchange Date of the reorganization described in the Agreement and Plan of Reorganization and Liquidation between the Trust and The Advisors' Inner Circle Fund ("Initial Term").

                  (b) The fee schedule set forth in Schedule "A" attached shall be fixed for the Initial Term of this Agreement. Thereafter, the fee schedule will be subject to annual review and adjustment.

                  (c) For any period after the Initial Term of this Agreement, the Trust or Fund/Plan may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice, which date shall not be less than one hundred eighty (180) days after the date of giving notice. Upon the effective termination date, the Trust shall pay to Fund/Plan such compensation as may be due as of the date of termination and shall likewise reimburse Fund/Plan for any out-of-pocket expenses and

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disbursements reasonably incurred by Fund/Plan to such date.

                  (d) This Agreement also may be terminated at any time for "cause," after the giving of not less than sixty (60) days' notice.

                  For purposes of this Agreement, "cause" shall mean (a) willful misfeasance, bad faith, negligence or reckless disregard on the part of the party to be terminated with respect to its obligations and duties set forth herein; (b) the commencement of a judicial, regulatory or administrative proceeding by either state or federal authorities in which criminal, illegal or unethical behavior in the conduct of its business has been alleged against the party to be terminated; (c) financial difficulties on the part of the party to be terminated which is evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; (d) any assignment (as that term is defined in the 1940 Act) of this Agreement by Fund/Plan, including any direct or indirect transfer or hypothecation of a controlling block of Fund/Plan's voting securities by a security holder thereof, shall permit the Trust to terminate for cause; or (e) any circumstance which substantially impairs the performance of the obligations and duties of the party to be terminated, or the ability to perform those obligations and duties, as contemplated herein.

                  (e) If a successor to any of Fund/Plan's duties or responsibilities under this Agreement is designated by the Trust by written notice to Fund/Plan in connection with the termination of this Agreement, Fund/Plan shall promptly upon such termination and at the expense of the Trust, transfer all records and shall cooperate in the transfer of such duties and responsibilities.

         For the purpose of determining fees payable to Fund/Plan, the value of a Series' net assets shall be computed at the times and in the manner specified in Trust's then current Prospectus and Statement of Additional Information.

         During the term of this Agreement, should the Trust seek services or functions in


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addition to those stated, a written amendment to this Agreement specifying the additional services and corresponding compensation shall be executed by both Fund/Plan and the Trust.

                               GENERAL PROVISIONS

         SECTION 4.

                  (a) Fund/Plan, its directors, officers, employees, shareholders and agents shall only be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of this Agreement that results from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of Fund/Plan in the performance of its obligations and duties under this Agreement.

                  (b) Any person, even though also a director, officer, employee, shareholder or agent of Fund/Plan, who may be or become an officer, trustee, employee, or agent of the Trust, shall be deemed, when rendering services to such entity or acting on any business of the Trust, (other than services or business in connection with Fund/Plan's duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder or agent of, or one under the control or direction of Fund/Plan even though that person is being paid salary by Fund/Plan.

                  (c) Notwithstanding any other provision of this Agreement, the Trust shall indemnify and hold harmless Fund/Plan, its directors, officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which Fund/Plan may sustain or incur or which may be asserted against Fund/Plan by any person by reason of, or as a result of (i) any action taken or omitted to be taken by Fund/Plan in good faith hereunder or (ii) any action taken or omitted to be taken by Fund/Plan in connection with its appointment under this Agreement, which action or omission was taken in good faith in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended, or repealed. Indemnification under this subparagraph, however, shall not apply to actions or omissions of Fund/Plan or its directors, officers, employees, shareholders, or agents in cases of its or their willful misfeasance, bad faith, gross negligence


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or reckless disregard of its or their duties hereunder.

                  (d) Fund/Plan shall give written notice to the Trust within thirty (30) business days of receipt by Fund/Plan of a written assertion or claim of any threatened or pending legal proceeding which may be subject to this indemnification. The failure to notify the Trust of such written assertion or claim shall not, however, operate in any manner whatsoever to relieve the Trust of any liability arising under this Section or otherwise, except to the extent that failure to give notice prejudices the Trust.

                  (e) For any legal proceeding giving rise to this indemnification, the Trust shall be entitled to defend or prosecute any claim in the name of Fund/Plan at its own expense and through counsel of its own choosing if it gives written notice to Fund/Plan within thirty (30) business days of receiving notice of such claim. Notwithstanding the foregoing, Fund/Plan may participate in the litigation at its own expense through counsel of its own choosing. In the event the Trust chooses to defend or prosecute such claim, the parties shall cooperate in the defense or prosecution thereof and shall furnish such records and other information as are reasonably necessary.

                  (f) The Trust shall not settle any claim under (d) and (e) above without Fund/Plan's express written consent, which consent shall not be unreasonably withheld. Fund/Plan shall not settle any such claim under (d) and
(e) above without the Trust's express written consent which likewise shall not be unreasonably withheld.

         SECTION 5. This Agreement may be amended from time to time by a supplemental agreement executed by the Trust and Fund/Plan.

         SECTION 6. Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid, to the respective parties as follows: The Roulston Family of Funds: Fund/Plan:

         THE ROULSTON FAMILY OF FUNDS                 FUND/PLAN:
         ----------------------------                 ------------------------

         The Roulston Family of Funds                 Fund/Plan Services, Inc.


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         4000 Chester Avenue                                 2 West Elm Street
         Cleveland, OH 44103                            Conshohocken, PA 19428
         Attention: Scott D. Roulston,            Attention: Kenneth J. Kempf,
         President                                                   President

         SECTION 7. The Trust represents and warrants to Fund/Plan that the execution and delivery of this Agreement by the undersigned officers of the Trust has been duly and validly authorized by resolution of the Board of Trustees of the Trust.

         SECTION 8. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         SECTION 9. This Agreement shall extend to and shall be binding upon the Parties and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of Fund/Plan or by Fund/Plan without the written consent of the Trust, authorized or approved by a resolution of their respective Board of Directors or Board of Trustees.

         SECTION 10. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania and the venue of any action arising under this Agreement shall be Montgomery County, Commonwealth of Pennsylvania.

         SECTION 11. No provision of this Agreement may be amended or modified, in any manner except in writing, properly authorized and executed by Fund/Plan and the Trust.

         SECTION 12. If any part, term or provision of this Agreement is held by any court to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid PROVIDED that the basic Agreement is not thereby substantially impaired.

         SECTION 13. The Trust is a business trust organized under Chapter 1746, Ohio Revised Code, and under its Trust Instrument, to which reference is hereby made and a copy of which


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is on file at the office of the Secretary of State of Ohio as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "The Roulston Family of Funds" entered into in the name or on behalf thereof by any of the Trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Trust personally, but bind only the assets of the Trust, as set forth in Section 1746.13(A), Ohio Revised Code, and all persons dealing with any of the Series of the Trust must look solely to the assets of the Trust belonging to such Series for the enforcement of any claims against the Trust.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement, consisting in its entirety of six typewritten pages, together with Schedules "A" and "B" to be signed by their duly authorized officers, as of the day and year first above written.

The Roulston Family of Funds                    Fund/Plan Services, Inc.



--------------------------------                --------------------------------
By: Scott D. Roulston, President                By: Kenneth J. Kempf, President





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            AMENDMENT TO CUSTODY ADMINISTRATION AND AGENCY AGREEMENT

         This AGREEMENT, dated as of the 1st day of January, 1997, made by and between Fairport Funds (formerly known as The Roulston Family of Funds), a business trust (the "Trust") operating as an open-end management investment company registered under the Investment Company Act of 1940, as amended, duly organized and existing under the laws of the State of Ohio and FPS Services, Inc. ("FPS") (formerly known as Fund/Plan Services, Inc.), a corporation duly organized and existing under the laws of the State of Delaware (collectively, the "Parties").

                                WITNESSETH THAT:

         WHEREAS, the Trust and FPS entered into an Custody Administration and Agency Agreement dated January 20, 1995, wherein FPS agreed to provide certain agency services concerning the custody of the assets of the Trust (the "Agreement"); and

         WHEREAS, the Parties wish to amend the Agreement to reflect (i) the respective change in names of the Parties; (ii) amendments to the fees as set forth on the attached Schedule "A" of the Agreement; and (iii) the respective change of the names of the Trust's separate series of shares as set forth on the attached Schedule "B."

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree:

         1. That Schedule "A" of the Agreement be replaced in its entirety with Schedule "A" attached hereto; and

         2. That Schedule "B" of the Agreement be replaced in its entirety with Schedule "B" attached hereto.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement, consisting of one type-written page, together with Schedules "A" and "B" to be signed by their duly authorized officers as of the day and year first above written.

Fairport Funds                                    FPS Services, Inc.
--------------                                    ------------------




--------------------------------                  -----------------------------
Scott D. Roulston, Chairman                       Kenneth J. Kempf, President

                                                                    SCHEDULE "A"
                                                                    ============
                                                           DATED JANUARY 1, 1997
                                                           =====================

                CUSTODY ADMINISTRATION AND AGENCY FEE SCHEDULE
                                      FOR
                                FAIRPORT FUNDS

      This Fee Schedule is fixed for a period of two years from January 1, 1997 and shall not increase greater than 10% during the one year period beginning January 1, 1999.

I. ANNUAL CUSTODY FEES PER PORTFOLIO: Subject to a minimum monthly fee of $500 for each separate series of single class shares, Custody Agency and Administration Fees shall be calculated as follows:

         A)    Domestic Securities and ADRs (1/12th payable monthly)
               ----------------------------

               .0002     On First          $ 50 Million of Average Net Assets
               .00015    On the Next       $150 Million of Average Net Assets
               .000125   Over              $200 Million of Average Net Assets

         B)    Custody Domestic Securities Transactions Charge
               -----------------------------------------------

               Book Entry DTC, Federal Book Entry                       $14.00
               NOW Accounts                                              $2.50
               Physical/Options/Physical GNMA's/RICs                    $24.50
               Mortgage Backed Securities - Principal Pay Down Per Pool $10.00

         C)    When Issued, Securities Lending, Index Futures:
               -----------------------------------------------

               Should any of these investment vehicles require a separate segregated custody account, a fee of $250 per account per month will apply.

II.      CUSTODY MISCELLANEOUS FEES

         Administrative fees incurred in certain local markets will be passed onto the customer with a detailed description of the fees. Fees include income collection, corporate action handling, funds transfer, special local taxes, stamp duties, registration fees, messenger and courier services and other out-of-pocket expenses.

III.     OUT-OF-POCKET EXPENSES

         The Funds will reimburse FPS Services, Inc. monthly for all reasonable out-of-pocket expenses, including telephone, postage, overdraft charges, telecommunications, special reports, record retention, special transportation costs, copying sending materials to auditors and/or regulatory agencies as incurred and approved.

                                                                    SCHEDULE "B"
                                                                    ============
                                                                 JANUARY 1, 1997
                                                                 ===============

                            Identification of Series
                            ------------------------

Below are listed the "Series" to which services under this Agreement are to be performed as of the execution date of this Agreement:

                                 Fairport Funds

                         1. Fairport Midwest Growth Fund
                         2. Fairport Growth and Income Fund
                         3. Fairport Government Securities Fund

This Schedule "C" may be amended from time to time by agreement of the Parties.